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                                                                     EXHIBIT 4.5

                             AVANIR PHARMACEUTICALS

                                 AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT

        THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of November 23, 1999 (this "Amendment"), is executed and delivered in connection with the Rights Agreement, dated as of March 5, 1999 (the "Rights Agreement"), by and between AVANIR Pharmaceuticals, a California corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as rights agent (the "Rights Agent"). All capitalized terms in this Amendment which are not otherwise defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

        WHEREAS, Section 26 of the Rights Agreement provides that, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or Common Shares; and

        WHEREAS, Section 6.11 of the Loan Agreement, dated as of November 23, 1999 (the "Loan Agreement"), by and among (i) the Company and (ii) AMRO International, S.A., a Panama corporation, and The Endeavour Capital Fund, S.A., a company formed under the laws of Israel (collectively, the "Excluded Holders"), provides that the Company will amend Section 1.1 of the Rights Agreement to exclude each of the Excluded Holders from the definition of "Acquiring Person" under the Rights Agreement as and to the extent provided herein.

        NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and for other good and valuable consideration, the parties hereto hereby agree as follows:

        1. Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

        1.1. "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding but shall not include (i) an Exempt Person (as such term is hereinafter defined), (ii) if, as of March 5, 1999, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding (an "Existing Holder"), such Existing Holder shall not be or become an "Acquiring Person" unless and until such time as such Existing Holder shall become the Beneficial Owner of one or more additional Common Shares of the Company



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        (other than pursuant to a dividend or distribution paid or made by the
        Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Existing Holder is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding or (iii) an Excluded Holder (as defined below), unless such Excluded Holder as of the date hereof beneficially owns, or unless and until such time as such Excluded Holder becomes the Beneficial Owner of, any Common Shares of the Company (other than (x) as a result of its ownership of Convertible Debentures or Warrants (as such terms are defined in the Loan Agreement, dated as of November 23, 1999, by and among the Company and each of the Excluded Holders) or any Common Shares issued upon the conversion or exercise thereof, and (y) pursuant to a dividend or distribution paid or made in Common Shares by the Company on the outstanding Common Shares or pursuant to a split or subdivision of the outstanding Common Shares). "Excluded Holder" shall mean each of AMRO International, S.A., a Panama corporation, and The Endeavour Capital Fund, S.A., a company formed under the laws of Israel. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of one or more additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an "Acquiring Person" unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 15% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an "Acquiring Person" or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be or have become an "Acquiring Person" at any time for any purposes of this Agreement. For all purposes of this Agreement, any calculation of the number of



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        Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on March 5, 1999.

        2. Except as set forth in this Amendment, the Rights Agreement shall remain in full force and effect. By their execution below, the parties hereto agree to be bound by the terms and conditions of the Rights Agreement as amended by this Amendment.

                IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.


                                        AVANIR PHARMACEUTICALS



                                        By: /s/ Gerald J. Yakatan, Ph.D.
                                           ------------------------------------
                                           Name:  Gerald J. Yakatan, Ph.D.
                                           Title: Chief Executive Officer
                                                  and President


                                        AMERICAN STOCK TRANSFER & TRUST COMPANY



                                        By: /s/ Herbert J. Lemmer
                                           ------------------------------------
                                        Name: Herbert J. Lemmer
                                        Title: Vice President







             [SIGNATURE PAGE TO AMENDMENT NO. 1 TO RIGHTS AGREEMENT]




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